UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-31194

                             Transcom WorldWide S.A.
             (Exact name of registrant as specified in its charter)

                               75 Route de Longwy
                                 L-8080 Bertange
                            Grand-Duchy of Luxembourg
                                 +352 27 755 000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             A Shares (no par value)
                             B Shares (no par value)
     American Depositary Shares, Series A, each representing five A Shares
                                 (no par value)
     American Depositary Shares, Series B, each representing five B Shares
                                 (no par value)
            (Title of each class of securities covered by this form)

                                      None
         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)         [_]        Rule 12h-3(b) (1) (i)              [_]
Rule 12g-4(a) (1) (ii)        [_]        Rule 12h-3(b) (1) (ii)             [_]
Rule 12g-4(a) (2) (i)         [x]        Rule 12h-3(b) (2) (i)              [x]
Rule 12g-4(a) (2) (ii)        [_]        Rule 12h-3(b) (2) (ii)             [_]

Approximate number of holders of record as of the certification or notice date:

A Shares (no par value)             Less than 300 persons resident in the United
                                    States
B Shares (no par value)             Less than 300 persons resident in the United
                                    States
American Depositary Shares,
  Series A, each representing
  five A Shares (no par value)      Less than 300 persons resident in the United
                                    States
American Depositary Shares,
  Series B, each representing
  five B Shares (no par value)      Less than 300 persons resident in the United
                                    States

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Transcom WorldWide S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  TRANSCOM WORLDWIDE S.A.


Date: May 28, 2003                By: /s/ Keith Russell
                                  ---------------------
                                  Name: Keith Russell
                                  Title:   President and Chief Executive Officer